                                                                     EXHIBIT 5.1

   [LETTERHEAD OF WILSON SONSINI GOODRICH & ROSATI, PROFESSIONAL CORPORATION]

                                October 6, 2000

Komag, Incorporated
1710 Automation Parkway
San Jose, California 95131

        RE: REGISTRATION STATEMENT ON FORM S-8

Ladies and Gentlemen:

        We have examined the Registration Statement on Form S-8 to be filed by you with the Securities and Exchange Commission on or about October 6, 2000 (the "Registration Statement") in connection with the registration under the Securities Act of 1933, as amended, of 8,009,192 shares of your Common Stock (the "Shares") to be issued under your assumed 1995 Management Stock Option Plan, 1995 Stock Option Plan, 1996 Non-Employees Directors' Stock Option Plan, 1996 Equity Incentive Plan, and Employee Stock Purchase Plan (the "Plans"). As your counsel in connection with this transaction, we have examined the proceedings taken and are familiar with the proceedings proposed to be taken by you in connection with the issuance of the Shares.

        It is our opinion that, when the shares are issued pursuant to options and rights granted in the manner described in the Plans, and pursuant to the agreements which accompany each option grant, the Shares will be legally and validly issued, fully-paid and non-assessable.

        We consent to the use of this opinion as an exhibit to the Registration Statement, and further consent to the use of our name whenever appearing in the Registration Statement and any amendments thereto.

                                      Very truly yours,


                                      /s/ WILSON SONSINI GOODRICH & ROSATI

                                      WILSON SONSINI GOODRICH & ROSATI
                                      Professional Corporation